As filed with the Securities and Exchange Commission on September 23, 2016

Registration No. 333-22219-01

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

UNDER

THE SECURITIES ACT OF 1933

STARWOOD HOTELS & RESORTS WORLDWIDE, LLC

(Exact Name of Registrant as Specified in Its Charter)

Maryland	52-1193298
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One StarPoint, Stamford, Connecticut 06902

(Address of Principal Executive Offices Including Zip Code)

Bao Giang Val Bauduin

Manager

Starwood Hotels & Resorts Worldwide, LLC

One StarPoint

Stamford, Connecticut 06902

(203) 964-6000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Ronald O. Mueller, Esq.

Gibson, Dunn & Crutcher LLP

1050 Connecticut Avenue, N.W.

New York, New York 10166

(202) 955-8500

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statement on Form S-3 (the “Registration Statement”) of Starwood Hotels & Resorts Worldwide, LLC, a Maryland limited liability company and the successor-in-interest to Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation (collectively, the “Registrant”), previously filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”):

•	Registration Statement on Form S-3 (File No. 333-22219-01), filed with the SEC on February 24, 1997, registering 8,873,153 shares consisting of the Registrant’s common stock, par value $0.01 per share and shares of beneficial interest of the Starwood Hotels & Resorts real estate investment trust, par value $0.01 per share, which may be sold from time to time in one or more offerings up to a total aggregate amount of $361,580,984.75.

On September 23, 2016, pursuant to the transactions contemplated by the Agreement and Plan of Merger, dated as of November 15, 2015, and as amended by the Amendment Number 1, dated as of March 20, 2016, by and among the Registrant, Marriott International, Inc. (“Marriott”), a Delaware corporation, and certain of their subsidiaries, the Registrant became an indirect, wholly owned subsidiary of Marriott (the “Combination Transactions”).

As a result of the Combination Transactions, the Registrant has terminated all offerings of the Registrant’s securities pursuant to the Registration Statement. In accordance with the undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Registrant hereby removes from registration any and all such securities of the Registrant registered but unsold under the Registration Statement. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Montgomery, State of Maryland, on September 23, 2016.

STARWOOD HOTELS & RESORTS WORLDWIDE, LLC

By:	/s/ Bao Giang Val Bauduin
Bao Giang Val Bauduin Manager

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.